EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP RECEIVES APPROVAL TO CONDUCT TABLE GAMING AT

PRESQUE ISLE DOWNS & CASINO

CHESTER, WV — April 29, 2010 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced that the Pennsylvania Gaming Control Board approved its petition to conduct table gaming at its Presque Isle Downs & Casino facility in Erie, Pennsylvania.  The Company expects to create approximately 500 new jobs to operate 48 table games at Presque Isle Downs and plans to begin play on the tables by July 2010.

“We are pleased with today’s approval from the Pennsylvania Gaming Control Board and look forward to enhancing the overall gaming experience for our patrons with the addition of table games,” said Robert Griffin, President and Chief Executive Officer of MTR Gaming Group. “We believe that table gaming at Presque Isle Downs will enable us to compete more effectively with other area casinos and contribute to our revenue growth.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include, factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com